Loan Agreement
Party A: Beijing Liang Fang Pharmaceutical Co., Ltd.

Party B: Wu Lan Cha Bu Emergency Hospital Center

1,	Type:

2,	Usage: construction of new hospital ward

3,	Sum: 30 Million RMB

4,	Condition
1.
Party B agree after the construction of new hospital ward, Party B will assigned Party A to be the only provider for all the medicine and disposable medical treatment apparatus, corporation period: 20 years;

2.	Party A’s product’s price shall not be higher than the average market price;
3.	the products’ purchasing fee will be paid monthly;
4.	Party A shall not ask for bank interest for the loan.

5,	Loan and payment term
1.	Payment length: 5 year, from Oct.10th, 2006 to Oct. 9th 2011;
2.	Payment Term: Payment Length: 5 year, will be paid on Oct.9th 2011, total sum: 30Million RMB.

6,	Warranty
1.	1), This loan shall be used only for new hospital ward construction, Party B shall not use it for other purpose, and shall not apply it, for illegal usage.
2.	2), Party B must follow the payment term to pay back the loan.
3.
3), Party B has the responsibility to accept Party A’s inspection and supervision on the Loan’s usage, and to know the project blueprint’s implementation, operation, financials, logistics, etc. Party B must provide concerning blueprint, financial reports and documents.

4.
4), because of the following hospital’s own management reason that results to bankruptcy, and can not continue implementing this agreement, Party A enjoy the priority right to be paid at the disposition disconnected property, except for the legal payment of labor cost and necessary maintenance cost. Party B can apply to modify or declare failure to implement the agreement without afford the agreement breach punishment only based on the following situation: Government Admin Department’s policies or decisions that result to the project’s closure, merging or cancellation, etc. Or irresistible reason that cause the failure of agreement implementation,

7,	Agreement Breach Terms
1.	1), Party B’s obligation
a, If Party B didn’t apply the loan in the appointed usage, Party A has the right to claim back portion or whole of the loan, and for the violated portion, to claim for the bank interest as penalty.
b, If Party B didn’t pay back the loan in time, Party A has the right to claim back the loan and claim the bank interest as penalty.
c, if Party B use the loan in a extravagant way and caused unnecessary waste, or if Party B use the loan agreement into any illegal activity, Party A shall claim back the loan together with bank interest, and will claim for the admin and economic loss.
2.	2), Party A’s breach obligation
If the Party A didn’t provide loan in time, shall pay the penalty to Party B based on the breach sum and deferring days. The penalty calculation way shall be the same as to Part B’s Breach penalty.

8,	Dispute Resolution
Any dispute in implementing shall be negotiated within two parties first; if failed, then both party agree to submit it to the local arbitration committee.

9,	Miscellaneous
Any party shall not modify or terminate the agreement without the other party’s permission. Any party want to modify or terminate the agreement, shall inform the other party in written letter, and shall have written agreement on it. After the modification or termination, the used portion of the loan shall still pay back to Party A according to the payment term.
Any annex is the integral part of this agreement. The annex and this agreement are equally valid.
There are 4 originals of this agreement. Each party will hold 2 original(s).

Party A (signature and seal): Beijing Liang Fang Pharmaceuticals Co., Ltd..
Party B (signature and seal): Wu Lan Cha Bu Emergency Hospital Center